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                                                                    EXHIBIT 11.1


            NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


                                                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                 SEPTEMBER 30,
                                                             -----------------------       -----------------------
                                                               1997           1996           1997           1996
                                                             --------       --------       --------       --------
NET INCOME PER COMMON SHAREHOLDER:
 Primary earnings applicable to common shareholders          $  1,744       $  1,518       $  5,911       $  4,132
                                                             ========       ========       ========       ========


COMMON SHARES USED IN PRIMARY PER SHARE CALCULATION:
  Weighted average number of common shares outstanding          4,659          4,658          4,659          4,634
  Addition from assumed exercise of stock options                  97             56             78             56
  Addition from assumed conversion of  Series B
        Convertible Preferred Stock                                --             --             --             25
                                                             --------       --------       --------       --------

Weighted average number of common and
  common-equivalent shares outstanding                          4,756          4,714          4,737          4,715
                                                             ========       ========       ========       ========

PRIMARY EARNINGS PER COMMON SHARE:
      Earnings per share                                     $    .37       $    .32       $   1.25       $    .88
                                                             ========       ========       ========       ========


Note: Fully diluted earnings per share are not presented as dilution is less than 3%.


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